Tanger Factory Outlet Centers, Inc.

Exhibit 99.1
News Release

For Release:	IMMEDIATE RELEASE
Contact:	Frank C. Marchisello, Jr.
(336) 834-6834
TANGER REPORTS YEAR END RESULTS FOR 2010
Tenant Sales Increase 6.6% for the Year
Same Center NOI Increases 3.7% in the Fourth Quarter

Greensboro, NC, February 22, 2011, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported its financial results for the quarter and year ended December 31, 2010. Funds from operations available to common shareholders (“FFO”), a widely accepted supplemental measure of REIT performance, for the three months ended December 31, 2010, was $30.1 million, or $0.32 per share ($0.65 per share on a pre-split adjusted basis) as compared to FFO of $32.8 million, or $0.36 per share ($0.71 per share on a pre-split adjusted basis) for the three months ended December 31, 2009. For the year ended December 31, 2010, FFO was $112.2 million, or $1.21 per share ($2.43 per share on a pre-split adjusted basis) as compared to FFO of $114.0 million, or $1.35 per share ($2.71 per share on a pre-split adjusted basis) for the year ended December 31, 2009.

Steven B. Tanger, President and Chief Executive Officer, commented, “2010 was highly productive and successful for our company, and our retail tenants. We expanded our portfolio with the November opening of our newest center in Mebane, North Carolina, achieving record opening traffic and sales. Our balance sheet was the beneficiary of an over-subscribed $300 million senior notes transaction in June and $400 million in unsecured revolving lines of credit in December. Our dividend continues to be well covered by our operating cash flow.”

FFO for all periods shown was impacted by a number of charges as described in the summary below (dollars and number of shares in thousands, except per share amounts):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
FFO as reported	$30,057	$32,788	$112,235	$113,958
As adjusted for:
Loss on termination of derivatives	—	—	6,142	—
Demolition costs Hilton Head I, South Carolina	—	—	699	—
Original issuance costs related to redeemed preferred shares	2,539	—	2,539	—
Impairment charge	—	—	846	5,200
(Gain) loss on early extinguishment of debt	—	—	563	(10,467)
Executive severance	—	—	—	10,296
Gain on sale of outparcel	—	—	(161)	(3,292)
Impact of above adjustments to the allocation of FFO to participating securities	(20)	—	(86)	(19)
FFO as adjusted	$32,576	$32,788	$122,777	$115,676
Diluted weighted average common shares (split adjusted)	92,578	92,219	92,523	84,157
FFO per share as adjusted	$0.35	$0.36	$1.33	$1.37

Net income available to common shareholders for the three months ended December 31, 2010 was $9.8 million, or $0.12 per share, compared to $10.0 million, or $0.12 per share, for the three months ended December 31, 2009. Net income available to common shareholders for the year ended December 31, 2010 was $25.8 million, or $0.32 per share, compared to $51.7 million, or $0.72 per share for the year ended December 31, 2009.

Net income available to common shareholders for certain periods in 2010 and 2009 were also impacted by the charges described above. Net income available to common shareholders for the year ended December 31, 2009 also includes a gain of $31.5 million related to the acquisition of our partner's interest in a shopping center previously held in a joint venture.

Net income and FFO per share amounts above are on a diluted basis after giving effect to the two for one split of the company's common shares which was completed on January 24, 2011. FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

Highlights of Achievements for 2010

•	6.6% increase in reported same-space tenant sales for the rolling twelve months ended December 31, 2010 to $354 per square foot

•	3.7% increase in same center net operating income for the fourth quarter and 2.6% for the year

•	9.2% average increase in base rental rates on 1,217,000 square feet of signed renewals

•	25.9% average increase in base rental rates on 432,000 square feet of re-leased space

•	98.4% occupancy rate for wholly-owned properties, up 2.4% from December 31, 2009

•	23.2% debt-to-total market capitalization ratio, compared to 23.7% last year

•	4.64 times interest coverage ratio for 2010 compared to 4.16 times last year

•
Dividend increase approved by Board of Directors to raise the quarterly common share cash dividend from $0.19125 to $0.19375 per share on a split-adjusted basis, $0.775 per share annualized, representing the 17th consecutive year of increased dividends

•	Closed on a public offering of $300 million 6.125% senior notes due 2020; net proceeds to the company of $295.5 million

•	Entered into a $385 million syndicated unsecured revolving line of credit; and a $15 million standalone cash management revolving line of credit

•	Redeemed all the outstanding 7.5% Class C Preferred Shares, including accrued and unpaid dividends, at $25.198 per Preferred Share

•	Received an upgrade from Moody's Investor Service from Baa3 to Baa2

•
Added significant talent to the company's Board of Directors, with the addition of Thomas J. Reddin as a Director; and to our management team with the hire of Thomas E. McDonough, Executive Vice President of Operations

•	Opened the company's newest outlet center on November 5, 2010 in Mebane, North Carolina
Balance Sheet Summary

As of December 31, 2010, Tanger had a total market capitalization of approximately $3.1 billion including $714.6 million of debt outstanding, equating to a 23.2% debt-to-total market capitalization ratio.

As of December 31, 2010, 77.6% of Tanger's debt was at fixed interest rates and the company had $160.0 million outstanding on its $400.0 million in available unsecured lines of credit. During 2010, Tanger continued to maintain a strong interest coverage ratio of 4.64 times, compared to 4.16 times last year.

On June 7, 2010, Tanger successfully closed a $300 million 10-year bond offering with a 6.125% coupon (priced at 99.3% of par to yield 6.219%). Proceeds were used to repay a $235 million unsecured term loan, terminate underlying interest rate swaps, and pay down outstanding balances under unsecured revolving lines of credit.

On November 29, 2010, Tanger closed on $400 million in unsecured revolving lines of credit that mature November 29, 2013 and include options that can extend their maturity for an additional year. These lines of credit currently bear interest at LIBOR + 190, require the quarterly payment of facility fees at an annual rate of 40 basis points on the total committed amounts, and include financial covenants that do not differ materially from those of our former facilities. The $385 million syndicated unsecured revolving line of credit was raised through a total of nine lenders led by Bank of America and Wells Fargo. Bank of America was also the lender of the additional $15 million cash management line of credit. The unsecured lines of credit replaced former bilateral unsecured lines of credit with total commitments of $325 million that were terminated simultaneously with the closing of the new facilities.

National Portfolio Continues to Drive Operating Results

During 2010, Tanger executed 416 leases, totaling 1,649,000 square feet relating to its existing, wholly-owned properties. For the year, 1,217,000 square feet of renewals generated a 9.2% increase in average base rental rates, and represented 83.4% of the square feet originally scheduled to expire during 2010. Average base rental rates on re-tenanted space during the year increased 25.9% and accounted for the remaining 432,000 square feet.

Tanger continues to derive its rental income from a diverse group of national brand name manufacturers and retailers with no single tenant accounting for more than 8.4% of its gross leasable area and 6.6% of its total base and percentage rentals.

Same center net operating income increased 3.7% for the fourth quarter and 2.6% for the year ended December 31, 2010 compared to the same periods in 2009. This follows same center annual net operating income increases of 1.4% in 2009, 4.1% in 2008, 5.3% in 2007, 3.1% in 2006, and 3.8% in 2005.

Tanger's broad geographic representation and established brand name within the factory outlet industry continues to generate solid operating results. The company's portfolio of properties had a year-end occupancy rate of 98.4%, compared to 96.0% for the same period in 2009. This represents the 30th consecutive year since the company commenced operations in 1981 that it has achieved a year-end portfolio occupancy rate at or above 95%.

Reported tenant comparable sales for the company's wholly owned properties for the rolling twelve months ended December 31, 2010 increased 6.6% to $354 per square foot. Reported tenant comparable sales for the three months ended December 31, 2010 increased 5.9%. Tanger's average tenant occupancy cost as a percentage of average sales was 8.3% for 2010 compared to 8.5% in 2009, 8.2% in 2008, 7.7% in 2007, 7.4% in 2006 and 7.5% in 2005.

Investment Activities Provide Potential Future Growth

On November 5, 2010, Tanger opened its newest center in Mebane, North Carolina located on Interstate 85/40 between the Triad and Triangle, just in time for the 2010 holiday season. This 319,000 square foot center opened, 100% occupied, to record breaking crowds.

Just a few of the 80 brand name and designer outlet stores found at the new Mebane center are Banana Republic, BCBG/Girls, Carters, Coach Factory, J. Crew, Gap Outlet, Nike Factory Store, Polo Factory Stores, QVC, Saks Fifth Avenue OFF 5th, and Tommy Hilfiger.

The redevelopment of the company's Hilton Head I center in Bluffton, South Carolina is projected to open on March 31, 2011, with grand re-opening activities planned for the weekend of April 1-3, 2011. Currently, this center has leases signed or out for signature on 91.5% of the leasable square feet. When completed, the new 176,000 square foot center, with an additional four outparcel pads, will be the first LEED certified green shopping center in Beaufort County. The company's other property on Highway 278, Hilton Head II, remains open during the construction and redevelopment of Hilton Head I.

On January 17, 2011, Tanger announced the identification of three projects where it is planning to build outlet shopping centers. Located in League City (Houston), Texas and Scottsdale and West Phoenix, Arizona, the projects are currently in the predevelopment phase. When Tanger achieves the minimum pre-leasing Phase I thresholds of at least 50%, it is anticipated that ground breaking ceremonies will take place shortly thereafter. Grand opening activities for the projects will take place about a year after the start of construction.

On January 24, 2011, Tanger announced that it has entered into a letter of intent with RioCan Real Estate Investment Trust (“RioCan”), to form an exclusive joint venture for the acquisition, development and leasing of sites across Canada that are suitable for development or redevelopment as outlet shopping centers similar in concept and design to our existing Tanger U.S. portfolio. RioCan is Canada's largest REIT exclusively focused on retail real estate. Any projects developed will be co-owned on a 50/50 basis and will be branded Tanger Outlet Centers. To meet Tanger's top retail partners' demand for growth in the Canadian market, the joint venture intends to develop as many as 10 to 15 outlet centers in large urban markets and tourist areas across Canada over a five to seven year period. The overall investment of the joint venture is anticipated to be as high as $1 billion, assuming a fully built out basis with parameters similar to Tanger's existing U.S. portfolio.

Tanger Expects Solid FFO Per Share In 2011

Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income available to common shareholders for 2011 will be between $0.53 and $0.59 per share and its FFO available to common shareholders for 2011 will be between $1.35 and $1.41 per share. The company's earnings estimates reflect a projected increase in same-center net operating income of between 2% and 3%. The earnings estimates also assume the company's general and administrative expenses will average approximately $6.5 million per quarter. The company's estimates do not include the impact of any rent termination fees, potential refinancing transactions, the sale of any out parcels of land, or the sale or acquisition of any properties. The following table provides the reconciliation of estimated diluted net income per share to estimated diluted FFO per share:

For the twelve months ended December 31, 2010:
	Low Range	High Range
Estimated diluted net income per share	$0.53	$0.59
Non-controlling interest, gain/loss on sale of real estate, depreciation and amortization uniquely significant to real estate including noncontrolling interest share and our share of joint ventures	0.82	0.82
Estimated diluted FFO per share	$1.35	$1.41

Year End Conference Call

Tanger will host a conference call to discuss its year end 2010 results for analysts, investors and other interested parties on Wednesday, February 23, 2011, at 10:00 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers fourth quarter and year end 2010 financial results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investors link on www.tangeroutlet.com under the Investors section. A telephone replay of the call will be available from February 23, 2011 starting at 1:00 p.m. Eastern Time through 11:59 P.M., March 2, 2011, by dialing 1-800-642-1687 (conference ID #36616885). Additionally, an online archive of the broadcast will also be available through March 2, 2011.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc., (NYSE:SKT) is a publicly traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has ownership interests in, a portfolio of 33 upscale outlet shopping centers in 22 states coast-to-coast, totaling approximately 10.1 million square feet, leased to over 2,100 stores that are operated by more than 350 different brand name companies. More than 160 million shoppers visit Tanger Outlet Centers annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that furnishes a supplemental information package for the quarter ended December 31, 2010. For more information on Tanger Outlet Centers, call 1-800-4-TANGER or visit our web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income per share, FFO per share, same center net operating income and general administrative expenses as well as other statements regarding the projected opening of the company's Hilton Head I center, the ground breaking and grand opening of the development projects in League City, TX, and Scottsdale and Phoenix, Arizona, the company's intention to develop a number of outlet centers in Canada through a joint venture, including the cost and timing of such development, , the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, coverage of the current dividend and management's beliefs, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (and December 31, 2010, when available).

Contact:    Frank C. Marchisello, Jr.
Executive Vice President and CFO
(336) 834-6834

Mona J. Walsh
Vice President of Corporate Communications
(336) 856-6021

TANGER FACTORY OUTLET CENTERS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
REVENUES
Base rentals (a)	$46,654	$44,204	$178,976	$174,046
Percentage rentals	3,651	3,111	7,914	6,801
Expense reimbursements	22,540	21,989	80,627	78,500
Other income (b)	2,648	1,992	8,786	11,248
Total revenues	75,493	71,296	276,303	270,595
EXPENSES
Property operating	26,306	24,647	93,345	88,135
General and administrative	6,721	5,066	24,553	22,285
Executive severance (c)	—	—	—	10,296
Depreciation and amortization	17,651	20,187	78,039	79,939
Impairment charge	—	—	735	—
Total expenses	50,678	49,900	196,672	200,655
Operating income	24,815	21,396	79,631	69,940
Interest expense	(9,454)	(8,217)	(34,120)	(37,683)
Gain (loss) on early extinguishment of debt (d)	—	—	(563)	10,467
Loss on termination of derivatives (e)	—	—	(6,142)	—
Gain on fair value measurement of previously held interest in acquired joint venture (f)	—	—	—	31,497
Income before equity in earnings (losses) of unconsolidated joint ventures and discontinued operations	15,361	13,179	38,806	74,221
Equity in earnings (losses) of unconsolidated joint ventures	(270)	(166)	(464)	(1,512)
Income from continuing operations	15,091	13,013	38,342	72,709
Discontinued operations (g)	5	63	(98)	(5,214)
Net income	15,096	13,076	38,244	67,495
Noncontrolling interest in Operating Partnership	(1,507)	(1,538)	(3,995)	(9,476)
Net income attributable to Tanger Factory Outlet Centers, Inc.	13,589	11,538	34,249	58,019
Preferred share dividends	(1,078)	(1,406)	(5,297)	(5,625)
Original issuance costs related to redeemed preferred shares	(2,539)	—	(2,539)	—
Allocation of earnings to participating securities	(144)	(121)	(598)	(701)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$9,828	$10,011	$25,815	$51,693
Basic earnings per common share:
Income from continuing operations	$0.12	$0.12	$0.32	$0.78
Net income	$0.12	$0.12	$0.32	$0.72
Diluted earnings per common share:
Income from continuing operations	$0.12	$0.12	$0.32	$0.78
Net income	$0.12	$0.12	$0.32	$0.72
Funds from operations available to common shareholders (FFO)	$30,057	$32,788	$112,235	$113,958
FFO per common share - diluted	$0.32	$0.36	$1.21	$1.35

(a)	Includes straight-line rent and market rent adjustments of $879 and $513 for the three months ended and $3,648 and $2,734 for the years ended December 31, 2010 and 2009, respectively.

(b)	Includes gain on sale of outparcels of land of $161 and $3,292 for the years ended December 31, 2010 and 2009, respectively.

(c)	Represents accelerated vesting of restricted shares and accrual of cash severance payment to Stanley K. Tanger who retired from the Company during September 2009.

(d)
Includes for the year ended December 31, 2010, the write-off of unamortized term loan origination costs related to the repayment of our $235.0 million term loan facility in June 2010. For the year ended December 31, 2009, includes a gain on early extinguishment of $142.3 million of exchangeable notes which were retired through an exchange offering for approximately 9.7 million common shares in May 2009.

(e)
Represents a loss on the termination of two interest rate swap agreements that were utilized as hedge instruments in relation to the variable interest rate payments from the $235.0 million term loan facility mentioned in (d) above.

(f)	Represents gain on fair value measurement of our previously held interest in the Myrtle Beach Hwy 17 joint venture upon acquisition on January 5, 2009.

(g)
Represents discontinued results of operations from our Commerce I, Georgia Tanger Town Center which was sold in July 2010. The year ended December 31, 2010 includes an impairment charge of approximately $111. The year ended December 31, 2009 includes a $5.2 million impairment charge.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS:
Rental property
Land	$141,577	$143,933
Buildings, improvements and fixtures	1,411,404	1,352,568
Construction in progress	23,233	11,369
	1,576,214	1,507,870
Accumulated depreciation	(453,145)	(412,530)
Rental property, net	1,123,069	1,095,340
Cash and cash equivalents	5,758	3,267
Rental property held for sale	723	—
Investments in unconsolidated joint ventures	6,386	9,054
Deferred charges, net	36,910	38,867
Other assets	44,088	32,333
Total assets	$1,216,934	$1,178,861

LIABILITIES AND EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $2,594 and $858 respectively)	$554,616	$256,352
Mortgages payable (net of discount of $0 and $241, respectively)	—	35,559
Unsecured term loan	—	235,000
Unsecured lines of credit	160,000	57,700
Total debt	714,616	584,611
Construction trade payables	31,831	14,194
Accounts payable and accrued expenses	31,594	31,916
Other liabilities	16,998	27,077
Total liabilities	795,039	657,798

Commitments

Equity
Tanger Factory Outlet Centers, Inc. equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 shares authorized, 3,000,000 shares issued, 0 and 3,000,000 outstanding at December 31, 2010 and December 31, 2009, respectively	—	75,000
Common shares, $.01 par value, 150,000,000 shares authorized, 80,996,068 and 80,554,248 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	810	806
Paid in capital	604,359	595,671
Distributions in excess of earnings	(240,024)	(202,997)
Accumulated other comprehensive income (loss)	1,784	(5,809)
Equity attributable to Tanger Factory Outlet Centers, Inc.	366,929	462,671
Equity attributable to noncontrolling interest in Operating Partnership	54,966	58,392
Total equity	421,895	521,063
Total liabilities and equity	$1,216,934	$1,178,861

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
FUNDS FROM OPERATIONS (a)
Net income	$15,096	$13,076	$38,244	$67,495
Adjusted for:
Depreciation and amortization uniquely significant to real estate - discontinued operations	—	52	87	562
Depreciation and amortization uniquely significant to real estate - consolidated	17,508	20,060	77,526	79,446
Depreciation and amortization uniquely significant to real estate - unconsolidated joint ventures	1,312	1,231	5,146	4,859
Gain on fair value measurement of previously held interest in acquired joint venture	—	—	—	(31,497)
Funds from operations (FFO)	33,916	34,419	121,003	120,865
Preferred share dividends	(1,078)	(1,406)	(5,297)	(5,625)
Original issuance costs related to redeemed preferred shares	(2,539)	—	(2,539)	—
Allocation of FFO to participating securities	(242)	(225)	(932)	(1,282)
Funds from operations available to common shareholders	$30,057	$32,788	$112,235	$113,958
Funds from operations available to common shareholders per share - diluted	$0.32	$0.36	$1.21	$1.35

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	80,256	79,916	80,187	71,832
Effect of exchangeable notes	112	37	112	37
Effect of outstanding options	77	133	91	155
Diluted weighted average common shares (for earnings per share computations)	80,445	80,086	80,390	72,024
Convertible operating partnership units (b)	12,133	12,133	12,133	12,133
Diluted weighted average common shares (for funds from operations per share computations)	92,578	92,219	92,523	84,157

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	9,190	9,216	9,190	9,216
Partially owned - unconsolidated	948	950	948	950

Outlet centers in operation -
Wholly owned	31	31	31	31
Partially owned - unconsolidated	2	2	2	2

States operated in at end of period (c)	21	21	21	21
Occupancy at end of period (c) (d)	98.4%	96.0%	98.4%	96.0%

(a)
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b)
The convertible operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c)	Excludes Wisconsin Dells, Wisconsin and Deer Park, New York properties for the 2010 and 2009 periods which were operated by us through 50% and 33.3% ownership joint ventures, respectively.

(d)	Excludes our wholly-owned, non-stabilized center in Washington, Pennsylvania for the 2009 periods.